EXHIBIT 10.12

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EXECUTION VERSION

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of January 4, 2012 (the “Effective Date”) by and between VIROBAY INC., a Delaware corporation with its principal place of business at 1490 O’Brien Drive, Suite G, Menlo Park, CA 94025, USA (“Virobay”), and LEO PHARMA A/S, a Danish private limited company with its principal place of business at 55, Industriparken, 2750 Ballerup, Denmark (“LEO”). Virobay and LEO are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Virobay is developing its proprietary small molecule Cathepsin S inhibitor referred to as VBY-891 for the treatment of [* * *] and other indications;

WHEREAS, LEO possesses substantial resources and expertise in the development, marketing, and commercialization of pharmaceutical products in the field of dermatology; and

WHEREAS, Virobay desires to grant LEO an exclusive license, and LEO desires to obtain a license, to develop and commercialize products containing VBY-891, or potentially other compounds, for treating certain dermatological conditions and potentially other indications, and the Parties desire that Virobay conduct certain early clinical development of VBY-891, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Acquiror” has the meaning set forth in Section 15.6.

1.2 “Affiliate” means, with respect to a particular Party or other entity, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party or other entity. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3 “Bankruptcy Code” has the meaning set forth in Section 13.3(b)(i).

1.4 “Business Day” means a day other than Saturday, Sunday or any day that banks in Copenhagen, Denmark or San Francisco, California, U.S. are required or permitted to be closed.

1.5 [* * *] means the [* * *] Agreement between Virobay and [* * *], by and through its [* * *] dated [* * *], as amended as of the [* * *].

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1.6 “Claims” has the meaning set forth in Section 11.1.

1.7 “Clinical Trial” means any human clinical trial of a Compound or Licensed Product.

1.8 “Commercialization” means the marketing, promotion, sale and/or distribution of a Licensed Product in the Territory. Commercialization shall include commercial activities conducted in preparation for Licensed Product launch. “Commercialize” has a correlative meaning.

1.9 “Commercially Reasonable Efforts” means, with respect to (a) LEO’s obligations under this Agreement to Develop or Commercialize a Licensed Product in the Field, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of the pharmaceutical industry (including consideration of potentially competitive products) for the development or commercialization of a similarly situated pharmaceutical product as such Licensed Product with a high priority level and at a similar stage of development or commercialization; or (b) Virobay’s obligations under this Agreement to Develop and Manufacture a Licensed Product in the Field, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of the pharmaceutical industry for the development and manufacture of a similarly situated pharmaceutical product as such Licensed Product with a high priority level as a product at a similar stage of development or commercialization. Commercially Reasonable Efforts requires that a Party: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.10 “Compound” means: (a) initially, the compound referred to by Virobay as VBY-891, as set forth in Exhibit A (“VBY-891”); or (b) any compound that [* * *] (or another Compound) pursuant to Section 4.5, and in each case (a) and (b) any [* * *] form of such compound. A Compound that is replaced pursuant to Section 4.5 shall no longer be a Compound and in any event shall thereafter not be further developed by a Party during the Term.

1.11 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by either Party pursuant to the Confidentiality Agreement between the Parties dated October 18, 2010 (the “Confidentiality Agreement”) shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.12 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such

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Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party.

1.13 “cGMP” or “Current Good Manufacturing Practices” means the then-current standards for the manufacture of pharmaceutical products, pursuant to (a) Eudralex Volume 4 part I: EU Guidelines to Good Manufacturing Practice for Human and Veterinary Use; (b) Code of Federal Regulations 21, Part 210 and 211; (c) any additional comparable laws or regulations applicable in the Territory to the manufacture and testing of pharmaceutical products promulgated by other Regulatory Authorities; and (d) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplement, supplant or complement any of the foregoing.

1.14 “Dermatology Field” means the diagnosis, treatment and prevention of those Indications that fall within the scope of [* * *] but excluding (a) any [* * *] and (b) any and all of the following: [* * *].

1.15 “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Licensed Product. This includes: (i) preclinical testing, toxicology, and Clinical Trials; and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand Regulatory Approval of a Licensed Product, and outside counsel, regulatory, and legal services related thereto; provided, however, that Development shall exclude Commercialization and the building of commercial inventory of a Licensed Product. “Develop” has a correlative meaning.

1.16 “Development Plan” has the meaning set forth in Section 4.3(a).

1.17 “Development Program” has the meaning set forth in Section 4.3(a).

1.18 “Development Transition” means the completion by Virobay of all activities under the Development Plan, completion of technology transfer to LEO and assignment of the IND for the Compound in the U.S. to LEO, as confirmed by the JSC pursuant to Section 4.4.

1.19 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.20 “EMA” means the European Medicines Agency or any successor entity.

1.21 “EU” or “European Union” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium,

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Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.

1.22 “Executive Officer” means, with respect to Virobay, its Chief Executive Officer, and with respect to LEO, its Senior Vice President, Global Development.

1.23 “Ex-US Patents” means those national phase Patents in the Key Ex-US Counties that correspond to the published PCT application listed on Exhibit B hereto.

1.24 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.25 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.26 “Field” means the diagnosis, treatment and prevention of the following Indications: (a) [* * *] (including [* * *] (it being understood that all forms of [* * *] are considered a single Indication) [* * *]; and (b) up to [* * *] Indications in the Dermatology Field added by LEO pursuant to Section 2.1(e).

1.27 “First Commercial Sale” means, with respect to a Licensed Product, the first sale on a commercial basis to a Third Party of such Licensed Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.28 “FTE” means the equivalent of a full-time professional individual’s work, at [* * *] hours per year, [* * *], for a twelve (12)-month period, performing activities under the Development Plan. In the case that any full time personnel of Virobay [* * *], then [* * *]. FTE efforts shall [* * *] and shall not [* * *]. Virobay shall track FTEs using its standard practice and normal systems and methodologies, all as accounted for and consistently applied according to U.S. generally accepted accounting principles (“GAAP”).

1.29 “FTE Rate” means the rate of FTE costs incurred by Virobay, which for the purpose of this Agreement shall be [* * *] per FTE.

1.30 “Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (a) contains the [* * *] as such Licensed Product in the [* * *] as such Licensed Product and for the [* * *] as such Licensed Product and is [* * *] in such jurisdiction ([* * *] for which such Licensed Product

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[* * *] from the applicable [* * *] in such jurisdiction) on an [* * *] in a manner that [* * *] in connection with the [* * *] for the Licensed Product [* * *] and (b) [* * *] with respect to such Licensed Product; and (c) [* * *] in such jurisdiction [* * *] Licensed Product. For purposes of this definition, [* * *] means, [* * *] as determined by [* * *] applying the definition of [* * *] set forth in the [* * *] such equivalent determination by the applicable [* * *] as is [* * *] under applicable Laws [* * *] in the absence of [* * *] under applicable Laws.

1.31 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.32 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.33 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.34 “ICH” means International Conference on Harmonisation.

1.35 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.36 “Indemnified Party” has the meaning set forth in Section 11.3.

1.37 “Indemnifying Party” has the meaning set forth in Section 11.3.

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1.38 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA or extension or supplement may be filed with a Regulatory Authority other than for an extended release or similar re-formulation of a product with respect to which an MAA has been previously approved.

1.39 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

1.40 “Joint Inventions” has the meaning set forth in Section 9.1.

1.41 “Joint Patents” has the meaning set forth in Section 9.1.

1.42 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.2.

1.43 “Key Ex-US Countries” means [* * *].

1.44 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.45 “LEO Indemnitees” has the meaning set forth in Section 11.1.

1.46 “LEO Know-How” means all Information Controlled by LEO or its Affiliates as of the Effective Date or during the Term (other than as a result of a license from Virobay) that is necessary or reasonably useful for the Development, Manufacture or Commercialization of Compounds or Licensed Products in the Field. For clarity, LEO Know-How excludes Information contained within the LEO Patents, and the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition by such Third Party or its Affiliate of LEO, subject to the terms of Section 15.6.

1.47 “LEO Patent” means any Patent (other than a Joint Patent) that (a) is Controlled by LEO or its Affiliates as of the Effective Date or at any time during the Term (other than as a result of a license or assignment from Virobay), and (b) claims the composition of matter, manufacture or use of one or more Compounds or Licensed Products or that would otherwise be infringed, absent a license, by the manufacture, use or sale of any Compound or Licensed Product. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition by such Third Party or its Affiliate of LEO, subject to the terms of Section 15.6.

1.48 “LEO Technology” means the LEO Know-How, LEO Patents and LEO’s interest in the Joint Patents.

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1.49 “Licensed Field” means the diagnosis, treatment and prevention of any and all Indications, but [* * *]. For the avoidance of doubt, the Licensed Field includes the Dermatology Field.

1.50 “Licensed Product” means any pharmaceutical product, including all forms, presentations, doses and formulations, containing a Compound alone or in combination with other therapeutically active ingredients.

1.51 “Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against the Ex-US Patents.

1.52 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing any Compound or Licensed Product in bulk or finished form for Development, manufacturing finished Licensed Product for Commercialization, packaging, in-process and finished Licensed Product testing, release of Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Licensed Product, and regulatory activities related to any of the foregoing. “Manufacturing” has a correlative meaning.

1.53 “Manufacturing Cost” means (i) with respect to a Compound or Licensed Product that is Manufactured by a Third Party, the purchase price approved in advance by the JSC and actually paid by Virobay or its Affiliate to such Third Party for such Compound or Licensed Product, and (ii) with respect to a Compound or Licensed Product that is Manufactured directly by Virobay or its Affiliate, the cost of direct labor and direct materials, product testing costs incurred in connection with Manufacturing, start-up and on-going validation costs directly associated with the Manufacture of the Licensed Product or Compound, facility costs including depreciation, and overhead, such calculation being based upon accepted industry standards and GAAP.

1.54 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction, including an NDA in the U.S.

1.55 “MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor entity.

1.56 “NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.57 “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced and/or received by LEO, its Affiliates and their respective sublicensees for sales of such Licensed Product to unaffiliated Third Parties, less the following deductions provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(a) reasonable cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

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(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Licensed Product, including in connection with recalls, and the actual amount of any write-offs for bad debt (provided that an amount subsequently recovered will be treated as Net Sales);

(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of such Licensed Product; and

(d) taxes (other than income taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of such Licensed Product, including VAT, excise taxes and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by LEO, its Affiliates, or their respective sublicensees for the sale of such Licensed Product among LEO, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder, but the final sale of such Licensed Product by LEO, its Affiliate or one of their respective sublicensees to an unaffiliated Third Party shall be included in Net Sales. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced. Net Sales shall be accounted for in accordance with standard LEO practices for operation by LEO, its Affiliates or sublicensees, as practiced in the relevant country in the Territory.

Notwithstanding the foregoing, “Net Sales” shall not include any amounts invoiced for sales of Licensed Products supplied for use in Clinical Trials of Licensed Products in the Field.

If a Licensed Product contains a Compound in combination with any other clinically active ingredient(s) that is not a Compound, whether packaged together or in the same therapeutic formulation, in any country, Net Sales for such combination product in such country shall be calculated as follows:

(i) If the Compound and other clinically active ingredient(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such combination product by the fraction A/(A+B), where A is the public or list price in such country of the Compound sold separately in the same formulation and dosage, and B is the sum of the public or list price in such country of such other clinically active ingredient(s) sold separately in the same formulation and dosage, during the applicable calendar year.

(ii) If the Compound is sold independently of the other clinically active ingredient(s) therein in such country, but the public or list price of such other clinically active ingredient(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such combination product by the fraction A/C, where A is the public or list price in such country of such Compound sold independently and C is the public or list price in such country of the entire combination product.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iii) If the other clinically active ingredient(s) are sold independently of the Compound therein in such country, but the public or list price of such Compound cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such combination product by the fraction [1-(B/C)], where B is the public or list price in such country of such other clinically active ingredient(s) and C is the public or list price in such country of the entire combination product.

1.58 “Pain Field” means the [* * *] For clarity, [* * *] included in the [* * *] shall be deemed not to be in the [* * *] where the [* * *] for such [* * *] is not directed to [* * *] in the [* * *]

1.59 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.60 “Permitted Liens” are:

(a) Liens existing on the Effective Date;

(b) Liens for taxes, fees, assessments or other government charges or levies;

(c) banker’s Liens, rights of setoff and Liens in favor of financial institutions incurred or made in connection with letters of credit issued in favor of Virobay;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over LEO’s Lien; and

(e) licenses of other products claimed by the Ex-US Patents as provided in Section 2.6(d) hereof.

1.61 “Phase 1b/2a Clinical Trial” means the phase 1b/2a Clinical Trial of a Licensed Product as described in the Development Plan.

1.62 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product in the Field, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as further defined in 21 C.F.R. 312.21(b) for the U.S., as amended from time to time, or the corresponding foreign regulations

1.63 “Phase 2b Clinical Trial” means a twelve (12)-week proof of concept phase 2b Clinical Trial of a Licensed Product in the Field to determine initial efficacy and dose range and/or regimen finding before embarking on a Phase 3 Clinical Trial, as further defined in 21 C.F.R. 312.21(b) for the U.S., as amended from time to time, or the corresponding foreign regulations.

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1.64 “Phase 3 Clinical Trial” means a pivotal Clinical Trial of a Licensed Product (whether or not denominated a “Phase 3” Clinical Trial under applicable regulations) in the Field with a defined dose or a set of defined doses of such Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of an MAA to the competent Regulatory Authorities in a country of the Territory, as further defined in 21 C.F.R. 312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations.

1.65 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.66 “Product Infringement” has the meaning set forth in Section 9.4(a).

1.67 “Product Marks” has the meaning set forth in Section 9.11.

1.68 “Regulatory Approval” means all approvals, including Pricing Approvals if applicable, necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction

1.69 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.70 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction.

1.71 “Restricted Compound” means any compound that is disclosed or claimed in any Virobay Patent and that specifically inhibits [* * *], as shown by [* * *] that is [* * *] for a [* * *] and [* * *], including the [* * *] of any of the foregoing compounds.

1.72 “Royalty Term” has the meaning set forth in Section 8.5(b).

1.73 “Section 365(n)” has the meaning set forth in Section 13.3(b)(i).

1.74 “Sole Inventions” has the meaning set forth in Section 9.1.

1.75 “Sublicense Revenue” means all upfront consideration and milestone payments that are received by LEO from a sublicensee pursuant to an agreement in which the sublicensee

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receives a sublicense in Asia under the rights granted to LEO under Section 2.1(a), but specifically excluding payments to the extent made: (i) in consideration of the issuance of rights to other products of LEO; (ii) with respect to research, development or commercialization activities undertaken by LEO; (iii) for capital expenditures; (iv) to reimburse LEO for amounts paid or costs incurred by or on behalf of LEO in connection with patent prosecution, maintenance, enforcement, or defense; (v) as a bona fide loan or as a distribution of a patent enforcement award; or (vi) with respect to the supply of goods and/or services by or on behalf of LEO. If, in the same agreement in which LEO grants a sublicense in Asia under the Virobay Technology, LEO also grants a license under other intellectual property and/or grants a sublicense under the Virobay Technology in other countries, then LEO shall be permitted to (a) reasonably allocate any payments received thereunder among the various licensed intellectual properties and/or licensed territories, and (b) exclude from Sublicense Revenue the portions of any such payments that are reasonably allocated to intellectual property other than the Virobay Technology and/or to territories outside Asia.

1.76 “Term” has the meaning set forth in Section 13.1.

1.77 “Territory” means all countries of the world.

1.78 “Third Party” means any entity other than Virobay or LEO or an Affiliate of either of them.

1.79 “U.S.” means the United States of America, including all possessions and territories thereof.

1.80 “U.S. Virobay Bankruptcy” has the meaning set forth in Section 13.3(b)(i).

1.81 “Valid Claim” means a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Virobay Patents, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.82 “Virobay Indemnitees” has the meaning set forth in Section 11.2.

1.83 “Virobay Know-How” means all Information Controlled by Virobay or its Affiliates as of the Effective Date or during the Term (other than as a result of a license from LEO) that is necessary or reasonably useful for the Development, manufacture or Commercialization of Compounds or Licensed Products in the Field. For clarity, Virobay Know-How excludes Information contained within the Virobay Patents, and the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition by such Third Party or its Affiliate of Virobay, subject to the terms of Section 15.6.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.84 “Virobay Patent” means any Patent (other than a Joint Patent) that (a) is Controlled by Virobay or its Affiliates as of the Effective Date or at any time during the Term (other than as a result of a license from LEO), and (b) claims the composition of matter, manufacture or use in the Field of one or more Compounds or that would otherwise be infringed, absent a license, by the manufacture, use in the Field or sale of any Compound. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition by such Third Party or its Affiliate of Virobay, subject to the terms of Section 15.6. The list of Virobay Patents as of the Effective Date is attached hereto as Exhibit B.

1.85 “Virobay Technology” means the Virobay Know-How, Virobay Patents and Virobay’s interest in the Joint Patents.

ARTICLE 2

LICENSES, EXCLUSIVITY AND RELATED RIGHTS

2.1 License to LEO under Virobay Technology.

(a) License to LEO. Subject to the terms and conditions of this Agreement, Virobay hereby grants LEO an exclusive (even as to Virobay except as provided in Section 2.1(b) below), royalty-bearing license, with the right to sublicense through multiple tiers, under the Virobay Technology to research, Develop, make, have made, use, sell, offer for sale, import, export and otherwise Manufacture and Commercialize Compounds and Licensed Products in the Licensed Field in the Territory; provided, however, that LEO may practice such license outside the Field only pursuant to an agreement between the Parties under Section 2.1(f).

(b) Virobay Retained Rights. Notwithstanding the rights granted to LEO in Section 2.1(a) and without limiting the generality of Section 2.5, Virobay retains the following: (i) the right to practice the Virobay Technology in the Territory to exercise its rights or to fulfill its obligations under this Agreement, including the Manufacture and Development of Compounds and Licensed Products under the Development Plan; and (ii) subject to Section 2.3, the right to practice and license the Virobay Technology outside the scope of the license granted to LEO in Section 2.1(a).

(c) Sublicenses. In each sublicense that LEO grants hereunder, LEO shall require that, upon a termination of such sublicense, the sublicensee must promptly transfer and assign to LEO all Regulatory Materials, Regulatory Approvals, and related data and Information relating to the Licensed Products and Compounds that are owned or controlled by such sublicensee (such that LEO will be able to, pursuant to Section 13.4(b), transfer and assign to Virobay all such Regulatory Materials, Regulatory Approvals, and related data and Information upon termination of this Agreement). In addition, LEO shall ensure that any sublicense that LEO grants hereunder explicitly states that such sublicense will immediately terminate upon termination of this Agreement. Any sublicense that LEO grants hereunder shall be consistent with the terms and conditions of this Agreement and shall provide that the sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as LEO is bound thereby. LEO shall remain primarily responsible

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for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the applicable terms of this Agreement. LEO shall, within [* * *] days after granting a Third Party a sublicense of the right to Commercialize the Licensed Products under Section 2.1(a) above, notify Virobay of the grant of such license or sublicense, summarizing the license scope and territory.

(d) Additional Permitted Sales.

(i) The Parties understand and acknowledge that a Regulatory Approval for a Licensed Product in an approved Indication in the Field may authorize additional labeling or label claims that [* * *] associated with such approved Indication. The Parties agree that marketing, promotion and sale of a Licensed Product for such [* * *] shall not be prohibited or deemed a breach of this Agreement by LEO, or a use of the Virobay Technology by LEO outside the applicable Indications in the Field. For example, LEO shall have the right, to the extent permitted under applicable Laws, in connection with its Development and Commercialization of Licensed Products in an Indication in the Field, to publish or otherwise publicly disclose any [* * *] with an approved Indication in the Field if such [* * *] are included in the label for a Licensed Product or are otherwise the subject of published medical science data or information, whether or not included in the label for the Licensed Product. Notwithstanding anything to the contrary herein, nothing herein shall permit LEO to market or promote a Licensed Product in [* * *]

(ii) In addition, despite LEO’s promotion of Licensed Products solely in the applicable Indications in the Field, and despite the fact that LEO will seek Regulatory Approval for Licensed Products solely in the applicable Indications in the Field, customers or other Third Parties may purchase a Licensed Product (that has received Regulatory Approval for and is sold for use in a particular Indication(s)) and use such Licensed Product off-label outside the applicable Indications in the Field (including in the Pain Field). Any such sales resulting in off-label uses shall not be deemed (A) a breach of this Agreement by LEO, (B) a use of the Virobay Technology by LEO outside the applicable Indications in the Field or (C) marketing or promotion by LEO [* * *].

(e) Field Indications. Following the Effective Date, LEO shall have the right to nominate, by written notification to Virobay from time to time, up to [* * *] additional Indications in the Dermatology Field to be included in the Field. In addition, after LEO nominates (and Virobay approves pursuant to the process described below) all [* * *] additional Indications, LEO may nominate additional Indications in the Dermatology Field as replacements, on a one-for-one basis, for Indications that are then included in the Field (it being understood that LEO and its Sublicensees will cease all development and/or commercialization efforts with respect to the Licensed Product in the replaced Indication). Any new Indication, whether proposed as part of the initial [* * *] additional Indications or as a replacement Indication, shall be subject to written approval by Virobay; provided, however, that Virobay shall only be permitted to withhold such approval if the proposed Indication does not fall within the Dermatology Field or Virobay has reasonable concerns that permitting LEO to exploit its license in Section 2.1(a) with respect to the proposed Indication would be likely to have a material negative impact on Virobay’s other pre-clinical or clinical development programs outside the

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Dermatology Field then being actively conducted. Any rejection by Virobay shall include a description of the grounds on which Virobay bases its rejection. Upon either Party’s request, the Parties shall discuss in good faith the proposed Indication and any concerns Virobay may have. If Virobay neither requests a discussion of the proposed Indication nor rejects the proposed Indication within [* * *] days after receiving LEO’s notice of such proposed Indication, then Virobay shall be presumed to have accepted such proposed Indication, and the proposed Indication shall be included in the Field.

(f) Other Indications. If LEO wishes to develop a Licensed Product for an Indication in the Licensed Field, where such Indication is (i) outside the Field and (ii) not covered by Section 2.1(e), LEO shall notify Virobay in writing. Upon Virobay’s receipt of such notice, the Parties shall discuss and negotiate in good faith the financial and other terms under which LEO would be permitted to exploit the license in Section 2.1(a) for the applicable Indication. If the Parties reach mutual agreement on such terms, the Parties shall execute a written amendment to this Agreement to include such agreed terms.

(g) License to Virobay. Subject to the terms and conditions of this Agreement, LEO hereby grants to Virobay a non-exclusive, fully-paid, royalty-free license, without the right to grant sublicenses (except to Affiliates and subcontractors permitted under Section 4.10), under the LEO Technology during the Term prior to Development Transition, for the sole purpose of conducting any and all activities assigned to Virobay under the Development Plan.

2.2 Negative Covenants.

(a) The license granted to LEO in Section 2.1(a) is limited to the Licensed Field, which does not include any Indications in the Pain Field. Subject to Section 2.1(d), LEO covenants that it will not, and will not permit any of its Affiliates or sublicensees to, develop a Licensed Product in the Pain Field.

(b) Virobay covenants that it will not, and will not permit any of its Affiliates or licensees to, use or practice any LEO Technology outside the scope of the licenses granted to it under Section 2.1(g).

(c) LEO covenants that it will not, and will not permit any of its Affiliates, licensees, or sublicensees to, use or practice any Virobay Technology outside the scope of the licenses granted to it under Section 2.1(a).

2.3 [* * *]. Virobay covenants that it (a) [* * *]; and (b) [* * *], except in each case ((a) or (b)) in accordance with this Section 2.3. For clarity, Virobay shall be permitted to [* * *], subject to the terms of this Section 2.3. In the event that Virobay [* * *],

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Virobay shall [* * *]. If Virobay thereafter [* * *], it shall [* * *]. During the [* * *] days following [* * *], the Parties shall [* * *]. If the Parties do not [* * *] within such [* * *] day period [* * *], then Virobay may [* * *]; provided, however, that [* * *], Virobay shall not [* * *]. In any event, to the extent that Virobay [* * *], the Parties shall discuss in good faith [* * *].

2.4 [* * *]. Virobay understands and acknowledges that LEO is, as of the Effective Date, [* * *]. Nothing in this Agreement is intended to or shall be deemed to [* * *].

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.6 Security Interest.

(a) No Encumbrance. Virobay and its subsidiaries shall not create, incur, allow, or suffer any Lien on the Ex-US Patents (except for Permitted Liens) or permit or undertake any actions that would result in any Ex-US Patent no longer being subject to the first priority security interest of LEO granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have equal priority to LEO), or enter into any agreement, document, instrument or other arrangement with any Third Party which directly or indirectly prohibits or has the effect of prohibiting Virobay and its subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Ex-US Patents, except for a Third Party who is either: (i) a holder of a Permitted Lien pursuant to Section 1.60(a) or (b); or (ii) a holder of a Permitted Lien herein pursuant to Section 1.60(c)-(e) who has provided a reasonably acceptable non-disturbance agreement for the benefit of LEO.

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(b) Grant of Security Interest. In order to secure (i) the timely satisfaction and continuing interest in the grant of license rights in the countries of the Territory outside of the U.S. pursuant to this Agreement, (ii) all of LEO’s rights and damages in an Event of Default (as defined in Section 13.3(b)), and (iii) Virobay’s obligations to cooperate to support LEO’s right to enforce its exclusive license in the Key Ex-U.S. Countries pursuant to Section 9.4(b), Virobay hereby grants and conveys to LEO a continuing security interest in and lien on all of Virobay’s entire right, title and interest in and to all of the Ex-US Patents and the proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment (the “Collateral”). Such security interest constitutes a valid, first priority security interest in the presently existing Collateral. Virobay shall from time to time execute and deliver to LEO, at the reasonable request of LEO, all financing statements and other documents that LEO may reasonably request, in form satisfactory to LEO, to perfect and continue the perfection of LEO’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. LEO is authorized to file this Agreement (or any short-form intellectual property security agreement) with the United States Patent and Trademark Office or any other governmental agency it deems necessary or desirable in order to secure and perfect its rights under this Agreement.

(c) Registration of License. LEO may register the license or security interest under this Agreement with any patent office or similar authority in the Territory; provided that such registration shall, to the extent permitted by law, not disclose any confidential terms of this Agreement. Virobay shall provide LEO reasonable assistance upon request for cooperation with such registration by LEO.

(d) Other Virobay Licenses. In the event that Virobay grants a license to a Third Party under the Ex-US Patents (i.e., outside the scope of the rights exclusively granted to LEO under the Ex-US Patents pursuant to this Agreement), LEO hereby authorizes Virobay to grant to such Third Party licensee a security interest in the Collateral that has the same priority as the security interest held by LEO, provided that such Third Party provides a reasonably acceptable non-disturbance agreement for the benefit of LEO. LEO agrees to negotiate in good faith an intercreditor agreement that may be requested by any such other licensee having a security interest in the Ex-US Patents. To facilitate Virobay’s entry into such future license agreements, LEO hereby provides, for the benefit of such other licensees, the non-disturbance agreement attached hereto as Exhibit E, and LEO agrees to work with Virobay in good faith to accommodate edits to the non-disturbance agreement proposed by any such other licensee (it being understood that any such edits must be mutually agreed by Virobay and LEO). In addition, in the event that Virobay proposes to grant a security interest to a Third Party licensee in any of the Virobay Patents in any country of the world other than the Key Ex-US Countries, then Virobay shall not grant such security interest without also granting LEO the same priority in such Virobay Patents as the security interest proposed to be granted to such Third Party licensee.

(e) Termination. LEO’s security interest in the Collateral shall automatically terminate upon the termination of this Agreement pursuant to Section 13.2 or for material breach by LEO pursuant to Section 13.3(a). Upon such termination of LEO’s security interest, LEO

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shall promptly sign all documents reasonably requested by Virobay to document that LEO no longer has any security interest in the Collateral and shall cooperate with Virobay to record the release and termination of such security interests. In the event LEO fails to sign and record such release and termination within [* * *] days of the date requested, LEO appoints Virobay its attorney in fact to sign and record such release and termination and authorizes Virobay to sign and record such release and termination. Virobay’s foregoing appointment as LEO’s attorney in fact, coupled with an interest, is limited to the purposes set forth in this Section 2.6(e) and shall be irrevocable.

2.7 [* * *].

(a) Virobay shall use reasonable efforts to [* * *]. For the avoidance of doubt, “reasonable efforts” shall not require [* * *], and Virobay shall [* * *]. Virobay shall keep LEO reasonably informed of any [* * *]. For purposes of this Section 2.7(a), [* * *] shall include [* * *].

(b) Virobay covenants to [* * *]. Virobay shall keep LEO reasonably informed regarding [* * *]. Virobay shall provide LEO with prompt written notice in the event that [* * *], and LEO shall have the right to [* * *]. Virobay shall not [* * *].

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ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Formation and Role. Within [* * *] days after the Effective Date, the Parties shall appoint a joint steering committee (the “Joint Steering Committee” or “JSC”) to coordinate and oversee the Parties’ activities under this Agreement through the completion of Development Transition. Following the Development Transition, the JSC shall serve solely in an advisory and information-sharing capacity, and the JSC shall disband upon the first Regulatory Approval of a Licensed Product anywhere in the Territory. The role of the JSC shall be to manage, review and discuss Virobay’s activities with respect to the Development and Manufacture of Licensed Products and the transfer of Development responsibilities from Virobay to LEO. For that purpose and to the extent reasonably necessary, the JSC will:

(i) coordinate the activities of the Parties under the Development Plan, including facilitating communications and discussions between the Parties with respect to the Development of Compounds and Licensed Products under the Development Plan;

(ii) review, discuss and approve any proposed amendments or revisions to the Development Plan;

(iii) discuss and oversee Virobay’s negotiations and relationships with Third Party manufacturers of Compounds and Licensed Products;

(iv) oversee the transfer of Development responsibility and Information from Virobay to LEO;

(v) coordinate the Licensed Product Manufacturing and supply activities of the Parties, including the transfer of Manufacturing Information and transition of Manufacturing responsibilities from Virobay to LEO pursuant to Section 7.4;

(vi) review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Compounds and Licensed Products;

(vii) review and facilitate discussion of any requests in relation to publications pursuant to Section 12.3;

(viii) confirm completion of Development Transition; and

(ix) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JSC shall have only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement, and shall have no power (A) to amend, modify, or waive compliance with this Agreement; (B) to determine whether or not a breach of this Agreement has occurred; or (C) to otherwise interpret this Agreement.

(b) Members. Each Party shall initially appoint [* * *] representatives to the JSC, each of whom will be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, and each Party may replace its representatives at any time upon written notice to the

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other Party. The JSC shall have a chairperson, who shall be selected by LEO. The role of the chairperson shall be to convene and preside at the meetings of the JSC, to ensure the preparation of meeting minutes, and to resolve disputes pursuant to Section 3.1(d).

(c) Meetings. The JSC shall meet [* * *], unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least [* * *] Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [* * *] Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. No later than [* * *] Business Days prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference, provided however, at [* * *] shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person JSC meetings shall be held at locations alternately selected by Virobay and by LEO. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at [* * *] is present or participating in such meeting. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [* * *] Business Days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [* * *] Business Days of receipt.

(d) Decision Making. The JSC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. The JSC shall strive to seek consensus in its actions and decision making process. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC is still unable after a period of [* * *] Business Days to reach a unanimous decision on such matter, then such matter shall be referred to the Executive Officers for discussion. The Executive Officers shall confer with each other as soon as reasonably practicable (but in any event within [* * *] Business Days after such referral), and if the Executive Officers are unable to reach a mutually agreeable decision on such matter within [* * *] Business Days after first conferring with each other, [* * *] shall have final decision-making authority; provided, however, that in no event shall [* * *] be permitted to unilaterally decide such matter in a manner that (i) materially impairs or is reasonably likely to impair any rights or assets of Virobay or any of its Affiliates, or (ii) results or is reasonably likely to result in an increased financial obligation for Virobay or any of its Affiliates or an increased obligation for Virobay or its Affiliates to utilize any personnel or other resources.

(e) Virobay Right to Terminate Membership. Notwithstanding anything to the contrary in this Section 3.1, Virobay shall have the right, in its sole discretion, to terminate its membership on the JSC at any time and thereby terminate any obligation it has to participate in such committee. Thereafter, any decisions or communications within the purview of such committee or subcommittee shall henceforth be handled directly between the Parties.

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ARTICLE 4

DEVELOPMENT

4.1 Overview. The Parties desire and intend to conduct a Development Program under which Virobay will conduct preclinical development of the Compound and a Phase 1 b /2a Clinical Trial in the U.S., under the direction of the JSC and pursuant to a Development Plan. Thereafter, either LEO will assume responsibility for Development of Licensed Products, or the Parties may agree that Virobay will conduct certain additional Development activities pursuant to an amended Development Plan, after which LEO will assume all Development responsibilities for Licensed Products.

4.2 Development Program.

(a) General. Following the Effective Date, Virobay shall conduct preclinical Development of Compounds and clinical Development of Licensed Products in the Field in accordance with the terms of this Section 4.2 (such program, the “Development Program”). Virobay shall conduct such Development pursuant to a comprehensive written Development plan (the “Development Plan”). Such Development Plan shall include a detailed plan for all preclinical and clinical Development activities conducted by Virobay and anticipated under the Development Program, including Manufacturing activities, regulatory strategy and activities, and the timeline regarding such activities, and a budget for all such activities. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b) Initial Development Plan and Amendments. The Parties have agreed on the initial Development Plan for VBY-891, a copy of which is attached hereto as Exhibit D. From time to time prior to Development Transition (at least on an annual basis), the JSC shall prepare amendments, as appropriate, to the then-current Development Plan. Such amendments shall reflect any agreed changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the Development Program. Once approved by the JSC, each updated or amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JSC.

(c) Performance. Virobay shall use Commercially Reasonably Efforts to conduct the Development activities assigned to it under the Development Plan in a timely and effective manner.

4.3 Development Costs. LEO shall reimburse Virobay for Development activities to be conducted by Virobay under the Development Plan according to the terms of Section 8.2, which shall include the reimbursement for supply of Compound at the Manufacturing Cost.

4.4 Development Transition. Following Virobay’s completion of the Phase 1 b/2a Clinical Trial under the Development Plan, the Parties will discuss whether LEO will assume responsibility for Development or whether Virobay will continue Development under an

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amended Development Plan, subject to LEO’s reimbursement of costs incurred in accordance with the amended Development Plan. If the Parties agree that LEO will assume responsibility for Development (or if the Parties fail to mutually agree that Virobay will continue Development), then Virobay will transfer to LEO all Virobay Know-How not previously provided to LEO, including all pre-clinical and clinical data and reports, according to a process and timeline overseen by the JSC, and, for a three-month period, will provide reasonable assistance to LEO, at LEO’s cost, in LEO’s assumption of Development responsibility. If the Parties agree that Virobay will continue Development, then the Parties will amend the Development Plan to include the relevant activities and a budget therefor, and the transition activities under this Section 4.4 will occur upon the completion of all such activities by Virobay. The Parties intend that any such continued Development by Virobay under this Agreement will be in the U.S., and that LEO may concurrently conduct Development activities for Licensed Products outside the U.S. The JSC shall confirm the completion of all transition activities under this Section 4.4.

4.5 Replacement Compounds. If the JSC (during Development by Virobay prior to Development Transition) or LEO (after the Development Transition) determines that continued Development of the Compound is not feasible, whether for scientific, regulatory or safety reasons, then the Parties shall promptly meet and discuss in good faith the substitution of a new compound for the then-current Compound, and shall use reasonable efforts to identify a substitute compound. If the Parties agree to any such substitution and any amended or new contract terms governing such substitution, they shall promptly amend the Development Plan to include activities for such new Compound, and the previous compound shall not be further developed or licensed by Virobay in the Field.

4.6 LEO’s Development Responsibilities. Following Development Transition, LEO shall be solely responsible for all Development of Licensed Products in the Field, and shall use Commercially Reasonable Efforts (a) to Develop and seek Regulatory Approval for at least one (1) Licensed Product in the Field, [* * *], (b) upon termination of all Development of Licensed Products for [* * *], to Develop and seek Regulatory Approval for at least one (1) Licensed Product in another Indication in the Field, and (c) to obtain Regulatory Approval for at least one (1) Licensed Product in the Field in the Territory. Following Development Transition, LEO shall keep the JSC apprised of the progress and results of LEO’s Development activities.

4.7 Data Exchange and Use. Commencing promptly after the Effective Date, Virobay shall provide LEO with copies of or access to any data related to the Compound or Licensed Products that is relevant to the Field and Controlled by Virobay, to the extent such data is in existence as of the Effective Date and was not previously provided to LEO. On at least a quarterly basis, Virobay shall provide LEO with a summary of all data and results generated from its Development activities under this Agreement. In addition, upon reasonable request from LEO, Virobay shall provide LEO, at LEO’s expense, with complete copies of any of such data and results. LEO shall have the right to use, without additional consideration, all data and results generated by or on behalf of Virobay under this Agreement, and subject to the terms of this Agreement. LEO shall have sole ownership of all data and results generated by or on behalf of Virobay in the conduct of Clinical Trials under this Agreement (the “Virobay Development Data”), and Virobay hereby assigns, and shall assign, to LEO, all of its right, title and interest in and to the Virobay Development Data (excluding any Patents claiming any inventions in any of the foregoing). Virobay shall have the right to use the Virobay Development Data in support of its other research and development programs.

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4.8 Records and Reports. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP. LEO shall have the right to review (with respect to Clinical Trial reports, before finalization) and copy such records maintained by Virobay at reasonable times and to obtain access to the originals to the extent necessary or useful for regulatory and patent purposes, to the extent LEO has the right to conduct regulatory and patent activities under this Agreement. Virobay shall provide the JSC with written reports detailing its Development activities under the Development Plan and the results of such activities at each regularly scheduled JSC meeting. The Parties shall discuss the status, progress and results of Virobay’s Development activities under the Development Plan at such JSC meetings.

4.9 Compliance with Laws. Each Party shall conduct its activities under this Agreement in good scientific manner and in compliance in all material respects with all applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP.

4.10 Subcontracts. Virobay may perform its Development Program obligations under this Agreement through one or more subcontractors or consultants approved by LEO, provided that in any event (a) Virobay shall remain responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractor shall undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (c) the subcontractor shall agree in writing to assign all intellectual property developed in the course of performing any such subcontracted work to Virobay (provided, however, that Virobay may permit such subcontractor to retain ownership of improvements to subcontractor’s background intellectual property so long as Virobay obtains a license to such improvements and such license may be sublicensed to LEO under Section 2.1(a) for no additional consideration).

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Responsibilities.

(a) Virobay shall prepare a draft IND for VBY-891 in the U.S. in accordance with the Development Plan, shall submit such draft IND to LEO for review and comment, and shall include all reasonable comments of LEO thereto that are received by Virobay within [* * *] Business Days after LEO’s receipt thereof. Upon LEO’s approval, Virobay shall file the draft IND with the FDA. LEO shall be responsible for all reasonable costs and expenses incurred

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by Virobay to conduct such activities as provided in Section 4.3. Upon completion of all of Virobay’s activities under the Development Plan, Virobay shall assign and transfer the IND for VBY-891 in the U.S. and related Regulatory Materials to LEO, at LEO’s expense.

(b) Following such transfer, LEO shall own all Regulatory Materials (including all INDs, NDAs, MAAs and Regulatory Approvals) for each Licensed Product in the Field in the Territory. Other than the IND prepared by Virobay, LEO shall be solely responsible for preparing and filing any and all other Regulatory Materials for each Licensed Product in the Field in the Territory, at its sole expense. Virobay shall assist and cooperate with LEO in connection with the preparation of such Regulatory Materials, as reasonably requested by LEO and at LEO’s expense.

(c) Except as expressly contemplated by this Agreement or otherwise agreed to in writing by the Parties, LEO shall be responsible for all Regulatory Materials and filings with Regulatory Authorities for the Compounds or the Licensed Products in the Territory and Virobay shall not submit any Regulatory Materials or seek Regulatory Approvals for the Compounds or the Licensed Products in the Territory. LEO shall timely notify Virobay of any meeting (whether in person or by conference call) requested or scheduled with a Regulatory Authority with respect to the Compounds or Licensed Products. Virobay may, on reasonable prior notice to LEO, have no more than [* * *] representatives participate in any such meeting. Except as provided in the preceding sentence, Virobay shall not communicate formally or informally with respect to the Compounds or the Licensed Products with any Regulatory Authority, unless so required to comply with Applicable Laws, in which case Virobay shall promptly notify LEO of such requirement under Applicable Laws and, to the extent practicable and permitted under applicable Laws, shall submit any proposed communication to LEO for prior approval or, if not practicable or permitted, shall provide LEO with a copy or summary thereof as soon as reasonably practicable thereafter.

5.2 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Manufacturing, Commercialization or regulatory status of a Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action. If Virobay and LEO are not able to agree on the procedure, LEO shall have the right to decide the appropriate action and Virobay shall reasonably cooperate to effect such action.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization Responsibilities. LEO will have the exclusive right to Commercialize and be solely responsible for all aspects of the Commercialization of each Licensed Product in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f)

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providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Territory. LEO shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

6.2 Commercial Diligence. LEO shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in each country in the Territory in which it receives Regulatory Approval for such Licensed Product. For clarity, LEO shall have the right to withdraw a Licensed Product from the market in any country in the Territory if it is no longer feasible for LEO, in its exercise of Commercially Reasonable Efforts, to continue to market and sell such Licensed Product in such country.

6.3 Commercialization Reports. On an annual basis, LEO shall provide Virobay with a summary of LEO’s significant Commercialization activities with respect to each Licensed Product in the Territory, covering subject matter at a level of detail sufficient to enable Virobay to determine LEO’s compliance with its diligence obligations pursuant to Section 6.2.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Responsibilities. Virobay shall be responsible for the supply of VBY-891 for Virobay’s and LEO’s use for preclinical and clinical development under the Development Plan. LEO shall be responsible for all other Manufacture and supply of Compounds and Licensed Products in bulk and finished form for use under this Agreement, for Development and Commercialization purposes.

7.2 Manufacturing Costs. LEO shall be responsible for all its costs and expenses for the Manufacture of the Compounds and Licensed Products, and will reimburse Virobay for any supply of the Compounds and Licensed Products in accordance with Virobay’s Manufacturing Cost incurred in connection with Virobay’s supply for its own (or, if applicable, for LEO’s) use under the Development Plan, in accordance with the terms of Section 8.2.

7.3 Subcontracts. Each Party may perform any of its manufacturing and supply obligations under this Agreement through one or more Third Party manufacturers, provided that (a) in the case of Virobay, such subcontractor and Virobay’s agreement therewith is approved by LEO in advance in writing, (b) such Party remains responsible for the work allocated to, and payment to, such Third Party manufacturer as it selects to the same extent it would if it had done such work itself, (c) the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 12 hereof, and (d) the Third Party manufacturer agrees in writing to assign all intellectual property developed in the course of performing any such manufacturing to the Party retaining such Third Party manufacturer. A Party may also subcontract work on terms other than those set forth in this Section 7.3, with the prior approval of the other Party, not to be unreasonably withheld or delayed. The JSC shall discuss and oversee Virobay’s negotiations with any Third Party manufacturer of a Compound or Licensed Product.

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7.4 Transfer of Manufacturing Technology. Promptly following the Effective Date, Virobay shall transfer to LEO or a Third Party manufacturer reasonably designated by LEO all Virobay Know-How Controlled by Virobay or its Affiliate that, as of the date of transfer, is necessary or reasonably useful for LEO or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of Virobay as of such date to Manufacture VBY-891 and, as applicable, other Compounds and Licensed Products. Such transferred Virobay Know-How shall include copies of any contracts with a Third Party manufacturer that cover the Manufacture of any Compound or Licensed Product, to the extent such copies are Controlled by Virobay. From time to time thereafter, additional updates to such Manufacturing-related Virobay Know-How previously transferred will occur in a timely manner, but in any event within [* * *] days after LEO’s reasonable request therefor, and shall include all such Information related to processes and formulations of Compounds and Licensed Product developed or used under the Development Plan. In addition, upon LEO’s request following the determination under Section 4.4 that LEO will assume responsibility for Development, Virobay shall assign to LEO those of its contracts with Third Party manufacturers that cover the Manufacture of any Compound or Licensed Product, to the extent assignable and related to a Compound or Licensed Product. For the avoidance of doubt, nothing in this Section 7.4 with respect to Virobay’s obligation to transfer Manufacturing know-how to LEO shall limit Virobay’s right to retain and use any Manufacturing know-how in order to fulfill Virobay’s obligations under this Agreement. The reasonable costs and expenses incurred by Virobay, including any internal personnel costs, in carrying out such transfer shall be reimbursed by LEO on a calendar quarter basis within [* * *] days after receipt of invoice therefor from Virobay together with documentary evidence therefor. In addition, Virobay shall make available to LEO, on a reasonable consultation basis, advice of its technical personnel as may reasonably be requested by LEO in connection with such transfer of Virobay Know-How. LEO agrees to reimburse Virobay for the reasonable charges for the time and expenses of such personnel when consulting for LEO.

7.5 Use of Manufacturing Information. LEO and/or its Affiliates and Third Party manufacturer shall use any Information transferred pursuant to Section 7.4 in accordance with the license granted in Section 2.1(a) and solely for the purpose of Manufacturing Compounds and Licensed Products for uses permitted under this Agreement, and for no other purpose (provided, however, that, for the avoidance of doubt, such restriction shall not apply to the extent of any applicable exclusions in Article 12). LEO acknowledges and agrees that Virobay may condition its agreement to transfer any Virobay Know-How to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Virobay that contains terms substantially equivalent to those of Article 12 of this Agreement.

ARTICLE 8

COMPENSATION

8.1 Upfront Payment. Within [* * *] days after the execution of this Agreement by both Parties, LEO shall pay to Virobay a one-time, non-refundable, non-creditable upfront payment of seven million Dollars ($7,000,000).

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8.2 Virobay Development and Manufacturing Activities. LEO shall fund all internal FTE costs (at the FTE Rate) and all amounts reasonably paid by Virobay to Third Parties (including the Manufacturing Cost for Compound or Licensed Product used under the Development Plan), in each case as incurred by Virobay to conduct the Development Program in accordance with the Development Plan, including the budget therein. Within [* * *] days after each calendar quarter during the Development Program, Virobay shall provide LEO with an invoice and reasonable supporting documentation for all internal FTE costs (at the FTE Rate) Virobay incurred in such quarter, and all amounts paid to Third Parties, to conduct the activities allocated to Virobay in accordance with the Development Plan and budget therein. LEO shall pay each such invoice within [* * *] days after receipt thereof; provided that LEO shall not be required to reimburse any amounts for a particular activity in excess of the budgeted amount for such activity.

8.3 Development Milestone Payments. LEO shall make each of the following non-refundable, non-creditable development milestone payments to Virobay upon the achievement (a) by Virobay (for milestones 1, 2 and 3), (b) by Virobay or by LEO, its Affiliates, or their respective sublicensees (for milestone 4), (c) by LEO, its Affiliates or their respective sublicensees (for milestones 5 through 8), or (d) by LEO or its Affiliates (for milestone 9) of the following development events. LEO shall pay to Virobay each such amount within [* * *] days after the achievement of the applicable milestone event.

	Development Milestone Event	Milestone Payment (adjusted as provided below for additional Indications)
1	[* * *]	[* * *]
2	[* * *]	[* * *]
3	Either of the following (i.e., 3(A) or 3(B), but not both) shall apply:
3(A). If, [* * *], then the following milestone shall apply:
	[* * *]	[* * *]

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3(B). If, [* * *], then the following two (2) milestones shall apply:

	(1) [* * *]; and	[* * *]
	(2) [* * *]	[* * *]
4	Each of the following shall apply, depending on the relevant Indication:
	[* * *]	[* * *]
	[* * *]	[* * *]
	[* * *]	[* * *]
	[* * *]	[* * *]
5	[* * *]	[* * *]
	[* * *]	[* * *]

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6	[* * *]	[* * *]
7	[* * *]	[* * *]
8	[* * *]	[* * *]
9	[* * *]	[* * *]

As used above “[* * *]” means the product of (i) [* * *] and (ii) [* * *], and “[* * *]” means the product of (i) [* * *] and (ii) [* * *].

Milestone payments 1, 2, and 3 shall be made only once for the first occurrence of each milestone event.

Milestone payments 5 through 9 are payable one time for each different Indication (whether with the same or different Licensed Product) to achieve the milestone event, as follows: for the first Indication to achieve the milestone, the amount payable is the full amount set forth in the table above; for the second Indication to achieve the milestone, the amount payable is [* * *] of the amount set forth in the table above; for the third Indication to achieve the milestone, the amount payable is [* * *] of the amount set forth in the table above; and for the fourth and all subsequent Indications to achieve the milestone, the amount payable is [* * *] of the amount set forth in the table above.

Milestone payment 9 shall be payable only if the milestone is achieved by LEO and its Affiliates, and shall not be payable if achieved by a sublicensee.

8.4 Sales Milestones. LEO shall make each of the following one-time, non-refundable, non-creditable sales milestone payments to Virobay when the aggregate annual Net Sales by LEO, its Affiliates and their respective sublicensees of Licensed Products in the Territory in a calendar year first reach the amount specified below. LEO shall pay to Virobay such amount within [* * *] days after the completion of the audit of the financial statements for the calendar year in which such event is achieved for the first time. For clarity, the milestone payments in this Section 8.4 shall be additive such that if more than one milestone below is met in the same calendar year, LEO shall pay all applicable one-time payments to Virobay for that calendar year.

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Sales Milestone Event	Milestone Payment
The aggregate Net Sales of Licensed Products in the Territory in a calendar year equal or exceed [* * *]	[* * *	]
The aggregate Net Sales of Licensed Products in the Territory in a calendar year equal or exceed [* * *]	[* * *	]
The aggregate Net Sales of Licensed Products in the Territory in a calendar year equal or exceed [* * *]	[* * *	]
The aggregate Net Sales of Licensed Products in the Territory in a calendar year equal or exceed [* * *]	[* * *	]
The aggregate Net Sales of Licensed Products in the Territory in a calendar year equal or exceed [* * *]	[* * *	]

8.5 Royalties.

(a) Royalty Rates. Subject to Sections 8.5(b)-(d), LEO shall pay to Virobay non-refundable, non-creditable royalties on aggregate annual Net Sales of all Licensed Products covered by any Virobay Patent in the Field in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all Licensed Products in the Territory in each calendar year.

Annual Net Sales of Licensed Products in the Territory	Royalty Rate
For that portion of annual aggregate Net Sales of Licensed Products less than or equal to [* * *]	[* * *	]%
For that portion of annual aggregate Net Sales of Licensed Products greater than [* * *] and less than or equal to [* * *]	[* * *	]%
For that portion of annual aggregate Net Sales of Licensed Products greater than [* * *] and less than or equal to [* * *]	[* * *	]%
For that portion of annual aggregate Net Sales of Licensed Products greater than [* * *] and less than or equal to [* * *]	[* * *	]%
For that portion of annual aggregate Net Sales of Licensed Products greater than [* * *] and less than or equal to [* * *]	[* * *	]%
For that portion of annual aggregate Net Sales of Licensed Products greater than [* * *]	[* * *	]%

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For example, if aggregate annual Net Sales of all Licensed Products in the Territory is $[* * *] billion, then royalties payable by LEO equal ([* * *]% of $[* * *] million) + ([* * *]% of $[* * *] million) + ([* * *]% of $[* * *] million) + ([* * *]% of $[* * *] million) + ([* * *]% of $[* * *] million) = $[* * *] million.

(b) Royalty Term. Royalties shall be paid under this Section 8.5, on a country-by-country and Licensed Product-by-Licensed Product basis, during the period of time beginning from the First Commercial Sale of such Licensed Product in such country until the later of: (i) the expiration of the last-to-expire Valid Claim in any Virobay Patent in such country claiming the composition of matter, manufacture or method of use of the Licensed Product for an Indication for which Regulatory Approval has been obtained; and (ii) the fifteenth (15th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

(c) Generic Reduction. If, in any country in the Territory during the Royalty Term for a Licensed Product, a Generic Product to such Licensed Product is sold, then from the [* * *] and for all calendar quarters thereafter during which the Generic Product continues to be sold in such country, the royalty applicable to sales of such Licensed Product in such country shall be [* * *] of Net Sales of such Licensed Product in such country; provided, however, that if, prior to the expiration of the last-to-expire Valid Claim in any Virobay Patent in such country claiming the composition of matter, manufacture or method of use of such Licensed Product for an Indication for which Regulatory Approval has been obtained, Virobay owes royalties under the [* * *] with respect to sales of such Licensed Product in such country, the royalty payable by LEO shall be increased to the royalty owed by Virobay, for so long as such royalty is owed under [* * *].

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(d) Royalty Reports and Payments. All amounts payable to Virobay pursuant to this Section 8.5 shall be paid in Dollars within [* * *] days after the end of each calendar quarter with respect to Net Sales in such calendar quarter. Each payment of royalties due to Virobay shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of Licensed Products during the applicable calendar quarter, a calculation of Net Sales showing the aggregate deductions from gross sales provided for in the definition of Net Sales during such calendar quarter, and a calculation of the amount of royalty payment due on such sales for such calendar quarter.

8.6 Third Party Payments.

(a) Virobay Obligations. Virobay will be solely responsible for all amounts owed to Third Parties after the Effective Date pursuant to agreements between Virobay and Third Parties with respect to Compounds and Licensed Products that were entered into prior to the Effective Date, including the [* * *].

(b) LEO Obligations. LEO will be solely responsible for all amounts owed to Third Parties after the Effective Date pursuant to any future license or technology acquisition agreement under which LEO obtains rights to Third Party Patents or Information related to the Development and Commercialization of the Licensed Product by LEO, its Affiliates and their respective sublicensees.

8.7 Sublicense Revenue. LEO shall pay to Virobay, within [* * *] days after the end of each calendar quarter, an amount equal to [* * *] of all Sublicense Revenue received by LEO in such calendar quarter; provided, however, that in the event that LEO receives any payments from a sublicensee as a result of an event triggering milestone payment 9 under Section 8.3 [* * *], LEO shall be permitted to exclude this amount from Sublicense Revenue. In the event that LEO calculates Sublicense Revenue by allocating payments among various licensed intellectual properties and/or licensed territories (as permitted under the definition of Sublicense Revenue in Article 1), LEO’s payment shall be accompanied by a memorandum detailing the rationale and methodology for such allocation, and LEO shall deliver to Virobay any information or document that Virobay may reasonably request in order to verify such rationale and methodology.

8.8 Foreign Exchange. Monthly Sales invoiced in other currencies than US Dollars shall be converted from invoicing currency to US Dollars equivalent. The exchange rate of invoicing currency used in calculating the amount of US Dollars must be the closing exchange rates published on the last working day of the month in The Financial Times.

8.9 Payment Method; Late Payments. All payments due to Virobay hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Virobay. If Virobay does not receive payment of any undisputed sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Virobay until the date of payment at the per annum rate of [* * *] over the then-current EUROBOR rate reported in The Financial Times or the maximum rate allowable by applicable Laws, whichever is lower.

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8.10 Records; Audits. LEO and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Virobay to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Virobay and its Affiliates will maintain complete and accurate records in sufficient detail to permit LEO to confirm the accuracy of the calculation of FTEs and Third Party payments for Development or Manufacturing reimbursed by LEO under Section 8.2. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [* * *] years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the other Party pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by one Party to the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [* * *] days from the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by the audited Party of more than [* * *] of the amount due, in which case the audited Party shall bear the full cost of such audit.

8.11 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by LEO to Virobay under this Agreement. To the extent LEO is required to deduct and withhold taxes on any payment to Virobay, LEO shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Virobay an official tax certificate or other evidence of such withholding sufficient to enable Virobay to claim such payment of taxes. Virobay shall provide LEO any tax forms that may be reasonably necessary in order for LEO not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Ownership of Inventions. Subject to Section 4.6, each Party shall own any inventions, whether or not patentable, made solely by its own employees, agents, or independent

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contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). Inventorship shall be determined in accordance with U.S. patent laws. All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patents”. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

9.2 Disclosure of Inventions. Each Party shall promptly disclose to the other Party, and in any event prior to any Patent filing with respect to such inventions, all Sole Inventions and Joint Inventions made by such Party prior to Development Transition or, in the case of Virobay, made thereafter to the extent that Virobay conducts any activities under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions, and all Information relating to such inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such invention.

9.3 Prosecution of Patents.

(a) Virobay Patents.

(i) As between the Parties, Virobay shall have the first right to prepare, file, prosecute and maintain the Virobay Patents, at Virobay’s cost and expense. Virobay shall timely provide LEO reasonable opportunity to review and comment on such prosecution efforts regarding such Virobay Patents, as follows. Virobay shall timely provide LEO with copies of all material communications from any patent authority regarding such Virobay Patents, and shall timely provide LEO, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. Virobay shall consider in good faith and shall implement as appropriate any reasonable comments thereto provided by LEO in connection with the prosecution of such Virobay Patents. Virobay shall use Commercially Reasonable Efforts (1) to ensure that all Virobay Patents that are pending patent applications issue as patents and (2) to obtain the broadest claim coverage for the Virobay Patents.

(ii) Promptly after the European Patent Office issues a “Notice of Intention to Grant” (or equivalent) for any European patent in the Virobay Patents, Virobay shall solicit LEO’s input on the particular countries in which LEO desires to validate such European patent. The Parties shall use good faith efforts to agree on any such countries; provided that Virobay shall validate such patent in each country reasonably requested by LEO.

(iii) If Virobay decides to cease the prosecution or maintenance of any Virobay Patents, it shall notify LEO in writing sufficiently in advance so that LEO may, at its discretion and by written notice to Virobay, assume the responsibility for the prosecution or maintenance of such Virobay Patents on behalf of Virobay, at LEO’s cost and expense (but with

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the continued cooperation of Virobay as provided in Section 9.3(d)). In order to preserve LEO’s rights as set forth in the first sentence of this Section 9.3(a)(iii), Virobay shall, to the extent that Virobay grants any Third Party the right to prosecute or maintain any Virobay Patent on Virobay’s behalf, (A) retain, either for itself directly or on behalf of LEO, the right to prosecute or maintain such Virobay Patent if such Third Party decides to cease the prosecution or maintenance thereof and (B) obligate such Third Party to provide the type of assistance and cooperation contemplated in Section 9.3(d).

(b) Joint Patents.

(i) As between the Parties, LEO shall have the first right to prepare, file, prosecute and maintain the Joint Patents in the Territory. If LEO decides to cease the prosecution or maintenance of any Joint Patents, it shall timely notify Virobay in writing sufficiently in advance so that Virobay may, at its discretion, assume the responsibility for the prosecution or maintenance of such Patents. Except as provided below, the out-of-pocket costs of such preparation, filing, prosecution and maintenance shall be shared by the Parties equally.

(ii) The Party that is responsible for preparing, filing, prosecuting, and maintaining a particular Joint Patent (the “Prosecuting Party”) shall timely provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent, as follows. The Prosecuting Party shall timely provide the other Party with copies of all material communications from any patent authority regarding such Joint Patent, and shall timely provide the other Party, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. The Prosecuting Party shall consider in good faith and shall implement as appropriate any reasonable comments thereto provided by the other Party in connection with the prosecution of such Joint Patent. The Prosecuting Party shall use Commercially Reasonable Efforts to obtain the broadest claim coverage for such Joint Patent. Each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (A) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration; and (B) if such assignment is effected, any such Joint Patent would thereafter be deemed a Virobay Patent in the case of assignment to Virobay, or a LEO Patent in the case of assignment to LEO.

(c) LEO Patents. As between the Parties, LEO shall have the sole right to prepare, file, prosecute and maintain the LEO Patents in the Territory, at LEO’s cost and expense. LEO shall provide Virobay reasonable opportunity to review and comment on such prosecution efforts regarding such LEO Patents, as follows. LEO shall provide Virobay with copies of all material communications from any patent authority regarding such LEO Patents, and shall provide Virobay, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. LEO shall consider in good faith any reasonable comments thereto provided by Virobay in connection with the prosecution of such LEO Patents.

(d) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provide above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

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9.4 Enforcement of Virobay Patents and Joint Patents.

(a) Notification. If either Party become aware of any existing or threatened infringement of the Virobay Patents or Joint Patents in the Field in the Territory, which infringing activity (i) involves the using, making, importing, exporting, offering for sale or selling the Compounds or Licensed Products or a competitive product in the Field, or (ii) results from the filing of an ANDA under Section 505(j) of the FD&C Act that seeks regulatory approval in the Field, names a Compound or Licensed Product as a reference listed drug, and includes a certification under Section 505(j)(2)(A)(vii)(IV) (such filing, a “Paragraph IV Certification”) (collectively, a “Product Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Product Infringement.

(b) Enforcement Rights. For any Product Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement. LEO shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, at LEO’s cost and expense. Except in the case of a Paragraph IV Certification (which is addressed below), LEO shall have a period of [* * *] days after its receipt or delivery of notice under Section 9.4(a) to elect to so enforce the Virobay Patents or Joint Patents in the Territory, and [* * *] days thereafter to commence such enforcement (or to settle or otherwise secure the abatement of such Product Infringement). If LEO fails to commence a suit to enforce the applicable Virobay Patents or Joint Patents or to settle or otherwise secure the abatement of such Product Infringement within such period (or in the case of a Paragraph IV Certification, if LEO fails to do so within [* * *] days of the filing of such Paragraph IV Certification), then Virobay shall have the right, but not the obligation, to commence a suit or take action to enforce such Virobay Patents or Joint Patents against such Product Infringement in the Territory at its own cost and expense. In such event, LEO shall take appropriate actions in order to enable Virobay to commence a suit or take the actions set forth in the preceding sentence.

(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent shall not be unreasonably withheld or delayed. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

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(d) Settlement. LEO shall not settle any claim, suit or action that it brought under Section 9.4(b) in any manner that would negatively impact the applicable Virobay Patents or Joint Patents, without the prior written consent of Virobay, which consent shall not be unreasonably withheld or delayed.

(e) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 9.4(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be retained by the Party bringing suit, provided that, in the event LEO is the Party bringing suit, (i) any remaining amounts (other than enhanced or punitive damages) shall be included in Net Sales subject to the royalty payment by LEO to Virobay pursuant to Section 8.5 and (ii) any enhanced or punitive damages shall be allocated [* * *] to LEO and [* * *] to Virobay.

(f) Infringement Other Than a Product Infringement. For any and all infringement of any Virobay Patents other than a Product Infringement, as between the Parties, Virobay shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and shall bear all related expenses and retain all related recoveries; provided, however, that Virobay shall update and reasonably consult with LEO about the infringement and suit or other action.

9.5 Enforcement of LEO Patents. LEO shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly infringing any LEO Patents. Virobay shall provide reasonable assistance to LEO in such enforcement, at LEO’s request and expense. LEO shall keep Virobay regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider Virobay’s comments on any such efforts.

9.6 Patents Licensed From Third Parties. Each Party’s rights under this Article 9 with respect to the prosecution, maintenance and enforcement of any Virobay Patent that is licensed by Virobay from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patent.

9.7 Infringement of Third Party Rights in the Territory. Subject to Article 11, if any Licensed Product used or sold by LEO, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent, LEO shall promptly notify Virobay and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. LEO shall be solely responsible for the defense of any such infringement claims, at LEO’s cost and expense.

9.8 Parties’ Patent Rights. If any Virobay Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a

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counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.4 or 9.5, in which case the provisions of Section 9.4 or 9.5, as applicable, shall govern), then the Party then-responsible for the prosecution and maintenance of such Patent shall control such defense. Each Party shall be responsible for all reasonable and documented costs and expenses incurred by such Party in any defense controlled by such Party under this Section 9.8. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 9.4(e).

9.9 Orange Book Listing. Upon a Party’s receipt of a notice of allowance (or equivalent) of an applicable Virobay Patent, Virobay shall promptly provide LEO with all information reasonably required by LEO to list such Virobay Patent in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory (collectively, “Orange Book and Equivalents”). LEO shall have the sole right to determine which patent shall be included in the Orange Book and to file supplementary protection certificates. LEO shall promptly file, consistent with applicable Laws, all appropriate information with the Regulatory Authorities in applicable countries where LEO deems necessary, including the U.S., to list applicable Virobay Patents, Joint Patents and LEO Patents in the Orange Book and Equivalents, and LEO shall use Commercially Reasonable Efforts to obtain and maintain such listings.

9.10 Personnel Obligations. Prior to beginning work under this Agreement relating to any Development or Commercialization of a Compound or Licensed Product, each employee, agent or independent contractor of LEO or Virobay or of either Party’s respective Affiliates shall be bound by invention assignment obligations that are consistent with the obligations of LEO or Virobay, as applicable, in this Article 9, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to LEO or Virobay, as applicable, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any Patent; and (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement.

9.11 Trademarks. LEO shall have the right to brand the Licensed Products in the Territory using LEO related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products, which may vary by country or within a country (“Product Marks”), provided that LEO shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of the trademarks or house marks of Virobay (including Virobay’s corporate name) or any trademark confusingly similar thereto. LEO shall own all rights in the Product Marks and shall register and maintain, at its own cost and expense, the Product Marks in the countries and regions in the Territory that it determines reasonably necessary.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.2 Additional Representations and Warranties of Virobay. Virobay represents and warrants to LEO as follows, as of the Effective Date:

(a) Title; Encumbrances. It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, of the Virobay Technology to grant the licenses to LEO granted pursuant to this Agreement;

(b) Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging, nor does Virobay have any knowledge of any reasonable basis for such assertion or allegation, that any research, manufacture or development of the Compounds or Licensed Products by Virobay prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(c) Third Party Technology. To Virobay’s knowledge, the manufacture, development and commercialization of Compounds and Licensed Products will not infringe any intellectual property rights of a Third Party;

(d) No Proceeding. There are no pending, and to Virobay’s knowledge, no threatened, adverse actions, suits or proceedings against Virobay involving Virobay Technology, the Compounds or Licensed Products;

(e) Virobay Patents. Exhibit B lists all Patents owned or Controlled by Virobay as of the Effective Date that claim the composition, use or manufacture of the Compound;

(f) Disclosure. Virobay has made available to LEO all material written information in Virobay’s possession or Control as of the Effective Date and requested by LEO in writing relating to VBY-891, and to Virobay’s knowledge, all such information provided by Virobay is true and correct; and

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(g) [* * *] Agreement. Virobay has provided LEO with a true and complete copy of the [* * *] Agreement, which is in full force and effect; Virobay is not and to Virobay’s knowledge, [* * *] is not in default under the [* * *] Agreement with respect to a material obligation thereunder; and neither such party has claimed or, to Virobay’s knowledge, has grounds upon which to claim that the other party is in default with respect to a material obligation under such agreement.

10.3 Mutual Covenants.

(a) No Debarment. In the course of the Development of the Licensed Product, each Party shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of Licensed Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

10.4 Disclaimer. LEO understands that the Compounds and Licensed Products are the subject of ongoing research and development and that Virobay cannot assure the safety or usefulness of any Compound or Licensed Product. In addition, Virobay makes no warranties except as set forth in this Article 10 concerning the Virobay Technology. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Virobay. Virobay shall defend, indemnify, and hold LEO and its Affiliates and their respective officers, directors, employees, and agents (the “LEO Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings,

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damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) Virobay’s negligent performance of the activities allocated to Virobay under the Development Plan, (b) the breach of any of Virobay’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of Virobay, its Affiliates, or the officers, directors, employees, or agents of Virobay or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the LEO Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Virobay’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 11.2(b) or 11.2(c) for which LEO is obligated to indemnify the Virobay Indemnitees under Section 11.2.

11.2 Indemnification by LEO. LEO shall defend, indemnify, and hold Virobay and its Affiliates and their respective officers, directors, employees, and agents (the “Virobay Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development or Commercialization of Compounds or Licensed Products by or on behalf of LEO or its Affiliates or sublicensees (other than by Virobay), or (b) the breach of any of LEO’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts of LEO, its Affiliates, or the officers, directors, employees, or agents of LEO or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Virobay Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and LEO’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 11.1(b) or 11.1(c) for which Virobay is obligated to indemnify the LEO Indemnitees under Section 11.1.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.

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11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2 OR DAMAGES AVAILABLE FOR BREACHES OF ARTICLE 12.

11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party and for the [* * *] year period thereafter. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [* * *] days prior to the cancellation, non-renewal or material change in such insurance.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality. Each Party agrees that, during the Term and for a period of [* * *] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

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Notwithstanding the definition of “Confidential Information” in Article 1, all Information generated under the Development Program, whether generated by one or both Parties, shall be deemed the Confidential Information of LEO. In addition, the exceptions set forth in subsections (a) and (e) shall not apply to Information generated during or resulting from the Development Program, which Information shall be deemed Confidential Information regardless of whether such Information satisfies the criteria set forth in one or both subsections.

12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary (i) for filing or prosecuting Patents as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3 Technical Publication. The JSC shall prepare a plan for publication of the results of studies carried out under this Agreement and oversee the Parties’ activities thereunder. Each Party shall conduct its publication activities with respect to Compounds and Licensed Products in accordance with such plan. Virobay may not publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, or otherwise related to Compounds and Licensed Products, without prior review and approval by LEO, except to the extent required by applicable Laws.

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Virobay shall provide LEO the opportunity to review and comment on any proposed publication that relates to a Compound or Licensed Product at least [* * *] days prior to its intended submission for publication (or, in the case of abstracts or presentations, at least [* * *] Business Days prior to its intended submission date). LEO shall provide Virobay with its comments in writing, if any, within [* * *] days after receipt of such proposed publication ([* * *] Business Days for abstracts or presentations). Virobay shall consider in good faith any comments thereto provided by LEO and shall comply with LEO’s request to remove any and all of LEO’s Confidential Information from the proposed publication. In addition, Virobay shall delay the submission for a period up to [* * *] days in the event that LEO can demonstrate reasonable need for such delay for the preparation and filing of a patent application. Virobay shall provide LEO a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

12.4 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.4.

(b) On or after a mutually agreed date following the Effective Date, the Parties shall make a joint public announcement of the execution of this Agreement in a form mutually agreed by the Parties.

(c) After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [* * *] Business Days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.4, provided such information remains accurate as of such time.

(d) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

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ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the licenses granted by Virobay to LEO under Section 2.1(a) with respect to such Licensed Product and such country shall become fully-paid, royalty free and exclusive.

13.2 Unilateral Termination by LEO. LEO may terminate this Agreement in its entirety for any or no reason upon [* * *] days written notice to Virobay. In addition, LEO may terminate this Agreement on [* * *] days written notice to Virobay if, in LEO’s reasonable belief, the Compound poses an unacceptable risk of harm to humans based upon (i) preclinical safety data or (ii) the observation of serious adverse effects in humans after a Licensed Product has been administered to or taken by humans, such as during a clinical trial or after the launch of such Licensed Product.

13.3 Termination by Either Party for Breach.

(a) Breach.

(i) Subject to Section 13.3(a)(ii), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [* * *] days from the date of such notice.

(ii) If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a)(i), and such alleged breaching Party provides the other Party notice of such dispute within such [* * *] day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a)(i) unless and until the arbitrators, in accordance with Article 14, have determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within [* * *] days following such arbitrators’ decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(b) Events of Default. Either of the following events shall constitute an “Event of Default” under this Agreement:

(i) Virobay becomes the debtor of a case commenced under Title 11 of the United States Code (the “Bankruptcy Code”) or under any successor or similar statute or regime (a “U.S. Virobay Bankruptcy”) and the license granted hereunder is rejected under

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Section 365 of the Bankruptcy Code in a U.S. Virobay Bankruptcy notwithstanding the fact that LEO has elected to retain its rights to the license granted hereunder pursuant to Section 365(n) of the Bankruptcy Code (“Section 365(n)”); or

(ii) Any of Virobay’s Affiliates that owns, controls or is an exclusive licensee of any Ex-US Patents is the subject of a case or action under any foreign statute or regime that is similar or corresponding to the Bankruptcy Code in a country in the Territory other than the U.S. that causes a material impairment of LEO’s rights in such license in any of the countries in the Territory.

(c) Events of Default - Remedies. If an Event of Default pursuant to Section 13.3(b) shall have occurred and be continuing, LEO shall have, in addition to all other rights and remedies given it by this Agreement, those allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which either the Ex-US Patents may be located or is otherwise applicable and, without limiting the generality of the foregoing, LEO may following notice (but without advertisement) sell at public or private sale or otherwise realize upon, the whole or from time to time any part of the Ex-US Patents, or any interest which Virobay may have therein, and after deducting from the proceeds of sale or other disposition of the Ex-US Patents all reasonable expenses (including reasonable expenses for brokers’ fees and legal services), shall apply the residue of such proceeds toward LEO’s damages, it being understood that the measure of such damages shall be those proximately caused by the termination of LEO’s exclusive license rights in the Field in the Territory. Any remainder of the proceeds after payment in full of the LEO’s damages shall be paid over to Virobay. Notice of any sale or other disposition of the Ex-US Patents shall be given to Virobay at least [* * *] business days before the time of any intended public or private sale or other disposition of the Ex-US Patents is to be made, which Virobay hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition LEO may, to the extent permissible under applicable law, purchase the whole or any part of the Ex-US Patents sold, free from any right of redemption on the part of Virobay after such sale or other disposition, which right is hereby waived and released.

13.4 Effect of Termination. Upon any termination (but not expiration) of this Agreement, all licenses granted to LEO under this Agreement shall terminate, and the following shall apply:

(a) Wind-Down. Upon receipt of a termination notice from LEO during the conduct of the Development Program, Virobay shall immediately commence winding down its activities under the Development Plan and shall use best efforts not to incur any additional Development expenses.

(b) Regulatory Materials; Data. To the extent permitted by applicable Laws, LEO shall promptly transfer and assign to Virobay all Regulatory Materials, Regulatory Approvals, and related data and Information relating to the Licensed Products and Compounds and shall treat the foregoing as “Confidential Information” of Virobay (and not of LEO) under Section 12; provided that LEO will be allowed to retain any such materials that a Regulatory Authority requires LEO to retain under applicable Laws, and provided further that LEO shall have the right, and Virobay hereby grants to LEO, effective only upon termination of this

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Agreement, a non-exclusive license to use any and all data generated by or on behalf of LEO or its Affiliates or sublicensees related to the Compounds and Licensed Products for the development and commercialization of products other than Licensed Products.

(c) LEO License. LEO hereby grants to Virobay, effective upon such termination, an exclusive, royalty-bearing, worldwide license (with the right to grant sublicenses through multiple tiers) under the LEO Technology as in existence as of the date of termination solely to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Manufacture or Commercialize Compounds and Licensed Products. Virobay shall pay to LEO a royalty on net sales of Licensed Products by Virobay or its Affiliate or sublicensee as follows: [* * *]. Such royalties will be determined using the definition of Net Sales applied mutatis mutandis to sales by Virobay, its Affiliates and sublicensees, and the term of such royalty shall be the longer of, with respect to a Licensed Product and country, (i) [* * *] years from First Commercial Sale of such Licensed Product in such country or (ii) the expiration of the last-to-expire Virobay Patent, Joint Patent or LEO Patent that covers the composition of matter or method of use of such Licensed Product in such country for an Indication for which Regulatory Approval has been obtained. The terms of such royalties shall be as set forth in Sections 8.5(b)-(d) and 8.8 – 8.11 as applied mutatis mutandis to LEO and its Affiliates and sublicensees.

(d) Trademarks. LEO shall assign to Virobay all right, title and interest in and to the Product Marks (excluding any such marks that include, in whole or part, any corporate name or logo of LEO) throughout the Territory, at LEO’s expense.

(e) Transition Assistance. In the event of termination of this Agreement by LEO pursuant to Section 13.2, LEO shall provide reasonable assistance, to be billed to Virobay at a commercially reasonable rate to be negotiated by the Parties, as may be reasonably necessary for Virobay to commence or continue Developing, manufacturing and Commercializing the Licensed Products, including without limitation, upon request of Virobay, using reasonable efforts to transfer any agreements or arrangements with distributors, suppliers or vendors that apply to the sale or supply of Licensed Products in the Terminated Countries.

(f) Remaining Inventories. LEO shall complete any non-cancellable then in-process manufacturing runs and Virobay shall have the right to purchase from LEO, at a price [* * *] all or part of the inventory of the Licensed Product held by or produced for LEO as of the effective date of termination of this Agreement. Virobay shall notify LEO whether Virobay elects to exercise such right within [* * *] days after receiving notice from LEO reporting such inventory as of the date of such termination of this Agreement.

13.5 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 8.9, 8.10, 8.11, 9.1, 10.4, 12.1, 12.2, 12.4, 13.4 and 13.5 and Articles 11, 14 and 15.

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ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Parties’ respective Executive Officers. If the matter is not resolved within [* * *] days following the written request for discussions, either Party may then invoke the provisions of Section 14.2.

14.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties and not from the JSC, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.11, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”), except as otherwise provided herein. Judgment upon the award may be entered in any court having jurisdiction thereof in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958. The arbitration will be conducted in New York, New York.

14.3 Arbitrators. The arbitration will be conducted by a panel of three (3) neutral, independent and impartial arbitrators selected from a pool of arbitrators having experience in the development and commercialization of pharmaceutical products presented to the Parties by JAMS. Each Party shall select one (1) arbitrator within [* * *] days after either Party invokes the provisions of Section 14.2, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties (or by JAMS in accordance with the JAMS Rules if such arbitrators fail to select the third arbitrator within [* * *] days after either Party invokes the provisions of Section 14.2).

14.4 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.5 Decision. The power of the arbitrators to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrators shall not have the authority to fashion remedies which would

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not be available to a U.S. federal judge hearing the same dispute. The arbitrators are encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than [* * *] following the selection of all three (3) arbitrators as provided for in Section 14.3.

14.6 Award. Any award shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. If as to any issue the arbitrators should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrators shall also be entitled to award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrators. With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

14.7 Costs. Except as set forth in Section 14.6, each Party shall bear its own legal fees. The arbitrators shall assess their costs, fees and expenses against the Party losing the arbitration unless they believe that neither Party is the clear loser, in which case the arbitrators shall divide their fees, costs and expenses according to their sole discretion.

14.8 Injunctive Relief. Provided a Party has made a sufficient showing, the arbitrators shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

14.9 Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

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14.10 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.11 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the manufacture, use, importation, offer for sale or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code, and, in the event that a case under the Bankruptcy Code is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n), if a case under the Bankruptcy Code is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [* * *] days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [* * *] days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 15.2 and under Section 365(n) are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, the

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Bankruptcy Code, and any other applicable Laws. The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b) The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of the Bankruptcy Code, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and Manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c) Any intellectual property provided pursuant to the provisions of this Section 15.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of the Bankruptcy Code.

(d) The Parties intend that the foreign equivalents to the Bankruptcy Code and Section 365(n) thereunder in any country in the Territory shall be construed in a manner to give effect to as close to the same substantive outcome that could possibly be effected to the full extent that the Laws in such jurisdiction permit the non-Bankrupt Party to effect such outcome consistent with the effect of under Section 365(n) in the United States.

(e) Notwithstanding anything to the contrary in Article 9, in the event that Virobay is the Bankrupt Party, LEO may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Virobay Patent licensed to LEO under this Agreement without being required to consult with Virobay before taking any such actions, provided that such actions are consistent with this Agreement.

15.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [* * *] days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

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15.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Virobay:	Virobay, Inc.
1490 O’Brien Drive
Menlo Park, CA 94025-1432
Attn: [* * *]
Fax: [* * *]

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP
525 University Ave, 3rd Floor
Palo Alto, CA 94301
Attn: [* * *]
Fax: [* * *]

If to LEO:	LEO Pharma A/S
55, Industriparken
2750 Ballerup
Denmark
Attn: [* * *]
Fax: [* * *]

With a copy to (which shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
USA
Attn: [* * *]
Fax: [* * *]

15.5 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or

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expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. The Virobay Technology, in the case of Virobay as assignor or transferor, or the LEO Technology, in the case of LEO as assignor or transferor, shall exclude any Patents and Information Controlled by any Acquiror (or any Affiliate thereof, excluding a Party hereto as a result of such transaction) prior to the acquisition or developed outside of any activities under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.

15.7 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

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15.12 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state. The Parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of New York.

15.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

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IN WITNESS WHEREOF, the Parties have executed this Development and License Agreement by their duly authorized officers as of the Effective Date.

LEO PHARMA A/S		VIROBAY INC.

By:	[* * *]	By:	[* * *]

Name:	[* * *]	Name:	[* * *]

Title:	[* * *]	Title:	[* * *]

Signature Page to Development and License Agreement

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LIST OF EXHIBITS:

Exhibit A:	VBY-891 Structure

Exhibit B:	Virobay Patents as of the Effective Date

Exhibit C:	VBY-285 Structure

Exhibit D:	Initial Development Plan

Exhibit E:	Form of Non-Disturbance Agreement

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EXHIBIT A:

VBY-891 Structure

[* * *]

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EXHIBIT B:

Virobay Patents as of the Effective Date

[* * *]

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[* * *]

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EXHIBIT C:

VBY-285 Structure

[* * *]

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EXHIBIT D

Initial Development Plan

{See following page}

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[* * *]

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Exhibit E

Form of Non-Disturbance Agreement

NON-DISTURBANCE AGREEMENT

THIS AGREEMENT, made as of this      day of             , 201  , by and among Virobay Inc. (“Licensor”) and [Name of Licensee] (“Licensee”), as licensor and licensee, respectively, under the License Agreement (as defined below), and LEO Pharma A/S (“Secured Party”), holder of the Security Interest (as defined below).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee are parties to that certain [License Agreement] dated             , 20    , as it may thereafter be amended (the “License Agreement”), under which Licensor granted a license under certain intellectual property owned or controlled by Licensor (the “Intellectual Property”) for the term and upon the conditions set forth therein; and

WHEREAS, Licensor has granted the Secured Party a security interest in some or all of the Intellectual Property (the “Security Interest”) pursuant to that certain Development and License Agreement, by and between Licensor and Secured Party, dated December     , 2011, as it may thereafter be amended (the “Security Agreement”); and

WHEREAS, Licensee has requested that Secured Party agree not to disturb Licensee’s rights in the Intellectual Property in the event that upon an Event of Default (as such term is used in the Security Agreement), Secured Party takes possession of, sells, assigns, grants a license with respect to (other than licenses or sublicenses that Secured Party is authorized to grant in its capacity as a licensee pursuant to the Security Agreement or any other agreement with Licensor), or otherwise exercise its rights and remedies under the Security Agreement with respect to all or any portion of the collateral constituting Intellectual Property (in each case, a “Foreclosure”).

NOW, THEREFORE, in consideration for the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual benefits to accrue to the parties hereto, it is hereby declared, understood and agreed as follows:

1. Secured Party consents to the License Agreement.

2. In the event of a Foreclosure, it is agreed as follows:

(a)	Any transfer of the Intellectual Property to Secured Party or any other purchaser at a secured party’s sale or other disposition (a “Successor Licensor”) shall be subject to and not free and clear of the license(s) granted to the Licensee pursuant to the License Agreement.

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(b)	Provided that Licensee is not in material breach of the License Agreement, neither Secured Party nor any Successor Licensor will disturb, diminish or interfere with the rights of Licensee under the License Agreement, including any sublicenses granted or permitted to be granted thereunder.

(c)	Provided that Licensee is not in material breach of the License Agreement, Secured Party undertakes that it shall ratify and perform, or shall cause to be ratified and performed by Successor Licensor, all of Licensor’s duties and obligations to Licensee under the License Agreement and shall be bound, or shall cause the Successor Licensor to be bound, to Licensee under all of the terms, covenants and conditions of the License Agreement for the remaining balance of the term thereof, with the same force and effect as if Secured Party or Successor Licensor, as the case may be, were the Licensor under the License Agreement.

(d)	Notwithstanding the foregoing, neither Secured Party nor any Successor Licensor who acquires an interest in the Intellectual Property or the License Agreement as a result of any such Foreclosure or other enforcement action or proceeding (the date on which the Secured Party, Successor Licensor, or such other party acquires such interest, hereinafter called the “Acquisition Date”) shall be (i) liable for any act or omission of Licensor under the License Agreement or otherwise or for any damages arising as a result of a breach of the License Agreement by the Licensor, in either case occurring prior to the Acquisition Date; (ii) liable for the return of any payments made by the Licensee to the Licensor under the License Agreement prior to the Acquisition Date; (iii) bound by any amendment, modification, alteration, assignment, transfer, cancellation, or early termination of the License Agreement made prior to the Acquisition Date without Secured Party’s prior written consent; or (iv) required to perform or be liable for any affirmative obligations or covenants of the Licensor under the License Agreement that were required to be performed prior to the Acquisition Date, or liable for any of the representations or warranties of the Licensor under the License Agreement that were made prior to the Acquisition Date, or liable for any indemnities of the Licensor with respect to events occurring prior to the Acquisition Date.

3. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute a single instrument.

4. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

[SEE ATTACHED SIGNATURE PAGES]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[Letterhead of LEO Pharma]

Virobay Inc.	4 January 2012
Attn: [* * *]
1490 O’Brian Drive, Suite G
Menlo Park
CA 94025
USA

Development and License Agreement

Dear[* * *]

We enclose the Agreement now co-signed by LEO.

As discussed between you and [* * *], the Agreement has been signed and delivered by us subject to the understanding that Virobay will use good faith, commercially reasonably efforts to [* * *], and to [* * *].

We kindly ask you to confirm the above by e-mail confirmation to us in response to this letter.

Yours sincerely,

[* * *]
President & CEO

LEO Pharma A/S	Phone	+45 4494 5888

Industriparken 55
2750 Ballerup	Internet	www.leo-pharm.com
Denmark

VAT no. 56 75 95 14